Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SONIC AUTO WORLD, INC.

Sonic Auto World, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Sonic Auto World, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was January 30, 1997.
2.	This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of this corporation in its entirety as follows:

Article I

Name

The name of the corporation is Sonic Automotive, Inc. (the “Corporation”).

Article II

Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

Capital Stock

Section 4.01.Authorized Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is sixty-eight million (68,000,000) shares divided into the following classes:

(a)Fifty million (50,000,000) shares of Class A Common Stock with a par value of one cent ($0.01) per share (the “Class A Common Stock”);

(b)Fifteen million (15,000,000) shares of Class B Common Stock with a par value of one cent ($0.01) per share (the “Class B Common Stock”); and

(c)Three million (3,000,000) shares of Preferred Stock with a par value of ten cents ($0.10) per share (the “Preferred Stock”).

Each share of Class A Common Stock and each share of Class B Common Stock (collectively, the “Common Stock”) shall be identical in all respects and shall have equal voting powers, preferences and relative rights, except as otherwise provided in this Article IV.

Section 4.02.Voting.

(a)Each holder of Class A Common Stock shall have one (1) vote for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation with respect to each matter submitted to a vote of the stockholders. Except as otherwise provided in subparagraph (b) below, each holder of Class B Common Stock shall have ten (10) votes for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation with respect to each matter submitted to a vote of the stockholders. Except as otherwise required by law, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall in all matters vote together as a single class; provided, however, that the affirmative vote of the holders of a majority of the shares of the Class A Common Stock and/or the holders of a majority of the shares of the Class B Common Stock, each voting separately as a class, as applicable, is required in order to increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

(b)Each holder of Class A Common Stock and Class B Common Stock shall have one (1) vote for each share of Class A Common Stock or Class B Common Stock, as the case may be, standing in such holder’s name on the stock transfer records of the Corporation on the following matters proposed or approved by the Board of Directors of the Corporation or proposed by or on behalf of the holders of Class B Common Stock or as to which any member of the Smith Group (as hereinafter defined) or any affiliate thereof has a material financial interest other than as a then-existing stockholder of the Corporation:

(i)Any vote by the stockholders of the Corporation on any Rule 13e-3 transaction as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934;

(ii)Any vote by the stockholders of the Corporation on any sale or other disposition of all or substantially all of the assets of the Corporation to any other Person;

(iii)Any vote by the stockholders of the Corporation on any sale or transfer of assets which would cause the Corporation’s business to no longer be primarily oriented toward automobile dealership operations and related activities; and

(iv)Any vote by the stockholders of the Corporation on any merger or consolidation of the Corporation in which the holders of the Corporation’s Common Stock will own less than 50% of the Common Stock following such transaction.

An “affiliate” is defined as (l) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (2) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which any member of the Smith Group is an officer, partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (3) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of Common Stock held by or subject to such trust or arrangement, (4) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or a similar fiduciary capacity, or (5) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

Section 4.03.Conversion of Class B Common Stock.  Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, into one fully paid and nonassessable share of Class A Common Stock. Any such conversion may be effected by any holder of Class B Common Stock at any time, and from time to time, by surrendering such holder’s certificate or certificates representing the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any duly appointed and acting transfer agent for the Class B Common Stock, as applicable, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates representing the Class A Common Stock to be issued. Any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder’s nominee or nominees a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made immediately and automatically at the closing of business on the date of receipt by the Corporation or any such transfer agent, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock at the close of business on that date. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Class B Common Stock. Class A Common Stock shall have no conversion rights.

Section 4.04.Limitations on Transferability of Class B Common Stock; Deemed Conversions.

(a)A member of the Smith Group who owns shares of Class B Common Stock (a “Class B Stockholder”) may transfer, directly or indirectly, shares of Class B Common Stock, whether by sale, assignment, gift or otherwise, only to another member of the Smith Group, and no Class B Stockholder may otherwise transfer beneficial ownership of any shares of Class B Common Stock. In the event of any attempted transfer of the beneficial ownership of any shares of Class B Common Stock in violation of the limitation provided in the preceding sentence, the shares of Class B Common Stock with respect to which the transfer of such beneficial ownership has been attempted shall be deemed to have been converted automatically, without further deed or action by or on behalf of any person, into shares of Class A Common Stock. Notwithstanding the foregoing, in the event of a deemed conversion of Class B Common Stock to Class A Common Stock pursuant to the provisions of this Section 4.04(a), the transfer resulting in such deemed conversion shall be effective with respect to the Class A Common Stock issued pursuant thereto.

(b)If the total number of shares of Common Stock held by members of the Smith Group is less than 15% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock shall automatically be deemed converted to Class A Common Stock.

A member of the Smith Group consists of the following persons:

(i)Mr. O. Bruton Smith and his guardian, conservator, committee, or attorney in fact;

(ii)Mr. William S. Egan and his guardian, conservator, committee, or attorney in fact;

(iii)each lineal descendant of Messrs. Smith and Egan (each, a “Descendant”) and their respective guardians, conservators, committees, or attorneys in fact;

(iv)each Family Controlled Entity (as hereinafter defined).

The term “Family Controlled Entity” means:

(i)any not for profit corporation if at least 80% of its Board of Directors is composed of Mr. Smith, Mr. Egan and/or Descendants:

(ii)any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group;

(iii)any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and

(iv)any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, however, that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a member of the Smith Group. In the event of foreclosure or other similar action by the pledgee, such pledged shares shall automatically, without any act or deed on the part of the Corporation or any other person, be deemed converted into shares of Class A Common Stock unless within five (5) business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a member of the Smith Group. The foregoing provisions of this paragraph shall not be deemed to restrict or prevent any transfer of such shares by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder or any provision of law providing for, or judicial order of, forfeiture, seizure or impoundment.

(c)Any transferee of shares of Class B Common Stock pursuant to a transfer made in violation of this Section 4.04 or pursuant to the last sentence of Section 4.04(b) other than to a member of the Smith Group shall have no rights as a holder of Class B Common Stock and no other rights against or with respect to the Corporation except the right to receive, in accordance with this Section 4.04, shares of Class A Common Stock upon the conversion of such transferred shares.

(d)Shares of Class B Common Stock shall not be issuable to any person other than a member of the Smith Group. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the Corporation shall, to the fullest extent permitted by law, be entitled to issue shares of Class B Common Stock to any member of the Smith Group from time to time.

(e)The Corporation and any transfer agent of Class B Common Stock may, as a condition to the transfer or the registration of any transfer of shares of Class B Common Stock permitted by this Section 4.04 require the furnishing of such affidavits or other proof as they deem necessary to establish that such transferee is a member of the Smith Group.

(f)For purposes of this Section 4.04, the term “beneficial ownership” in respect of shares of Class B Common Stock shall mean possession of the power of authority, either singly or jointly with another, to vote or dispose of, or to direct the voting or disposition of, such shares and the term “beneficial owner” in respect of shares of Class B Common Stock shall mean the person or persons who possess such power and authority.

Section 4.05.Dividends and Distributions on Common Stock.

(a)Subject to the preferential rights, if any, of the holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably as a single class in all dividends and other distributions of cash, shares of capital stock of the

Corporation, other securities of the Corporation or any other company, or any other right or property as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(b)Dividends may be paid in shares of Class A Common Stock or Class B Common Stock, but shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and the same number of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

(c)In the event the Corporation shall be liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, each share of Class A Common Stock and Class B Common Stock shall be entitled to an equal distribution of net assets.

(d)Whenever the Corporation shall (i) declare a dividend on shares of any class of Common Stock in shares of such class of Common Stock or in securities convertible into or exchangeable for shares of such class of Common Stock, (ii) subdivide the outstanding shares of any class of Common Stock, (iii) combine the outstanding shares of any class of Common Stock into a smaller number of shares, or (iv) issue any shares of any class of Common Stock upon reclassification of such shares, an identical dividend, subdivision, combination or other adjustment shall be made with respect to the outstanding shares of the other class or classes of Common Stock.

(e)In any merger, consolidation, or business combination involving the Corporation or any subsidiary of the Corporation, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock must be identical for each class of stock, except that in any such transaction in which shares of Common Stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the Class A Common Stock and Class B Common Stock.

Section 4.06.Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series, each series to have distinctive designations. The powers, preferences and rights of each such series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The Board of Directors is hereby expressly granted the authority to cause the Preferred Stock to be issued in one or more series and, with respect to each such series, to fix by resolutions, the following characteristics prior to the issuance thereof:

(a)The designation of the series, which may be by distinguishing number, letter or title;

(b)The number of shares of the series, which number the Board of Directors may (except as otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

(c)The voting rights of the shares of the series, which rights may be full or limited, or which shares may be without voting power;

(d)The dividend rights of the shares of the series, if any, including without limitation the dividend rates, the dividend payment dates, whether dividends will be cumulative, adding conditions for payment and any payment preferences in relation to the dividends payable on any other class or classes or series of stock of the Corporation;

(e)The redemption rights, if any, and the price or prices for the shares of the series;

(f)Sinking funds requirements, if any, for the purchase or redemption of shares of the series;

(g)Rights upon liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation;

(h)Whether the shares of the series shall be convertible into shares of any other class or classes or into shares of any other series of the same or of any other class or classes of stock, and if so, the conversion price, any adjustments thereof and all other terms and conditions upon which such conversion may be made; and

(i)Such other powers, preferences, rights, qualifications, limitations or restrictions as the Board of Directors shall determine;

all as shall be stated in the Resolution or Resolutions of the Board of Directors providing for the issuance of such series of preferred stock.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this Section 4.06, and the consent, by class or series vote or otherwise, of the holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Corporation, acting at the direction of the Board of Directors, of any other series of Preferred  Stock, regardless of whether the powers, preferences and rights of such series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them, unless and to the extent that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such other proportions as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

The shares of any series of Preferred Stock that (i) have been redeemed by the Corporation in accordance with the express terms thereof, (ii) are purchased in satisfaction of any sinking fund requirement provided for shares of such series, or (iii) are converted in accordance with the express terms thereof, in each case shall be cancelled and not reissued. Any shares of Preferred Stock otherwise acquired by the Corporation shall resume the status of authorized and unissued shares of Preferred Stock without series designation.

Section 4.07.No Preemptive Rights. No holder of shares of any class of stock of the Corporation shall, as such holder, have any preemptive right to purchase shares of any class of stock of the Corporation or shares or other securities convertible into or exchangeable for or carrying rights or options to purchase shares of any class of stock of the Corporation, whether such class of stock, shares or other securities are now or hereafter authorized, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

Article V

Stockholder Action

No action required to be taken or that may be taken at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Article VI

Conflicts of Interest

Transactions between the Corporation and its affiliates must be no less favorable to the Corporation than would be available to the Corporation in arm’s-length transactions dealing with an unrelated third party. In addition, the Corporation may not enter into transactions between the Corporation and its affiliates involving aggregate payments in excess of $500,000 unless (i) the transaction has been approved by a majority of the members of the Corporation’s Board of Directors and a majority of the Corporation’s independent directors, or (ii) the Corporation has received an opinion as to the financial fairness of the transaction from an investment banking or appraisal firm of national standing.

Article VII

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to amend or repeal any Bylaw whether adopted by the Board of Directors or the stockholders.

Article VIII

Limitation of Liability

No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as director, except that the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

Article IX

Amendment of Certificate of Incorporation

Any of the provisions of this Amended and Restated Certificate of Incorporation may, from time to time, be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and subject to the provisions of Section 4.02 hereof, all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article IX.

Article X

Elections of Directors

Elections of directors need not be by written ballot unless and except to the extent that the Bylaws of the Corporation shall so require.

3.

This Restated Certificate of Incorporation has been duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4.	This Restated Certificate of Incorporation shall be effective on filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Sonic Auto World, Inc. has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Bryan Scott Smith, its President, and attested by Theodore M. Wright, its Secretary, this 7th day of August, 1997.

SONIC AUTO WORLD, INC.

By:  /s/ BRYAN SCOTT SMITH

        Bryan Scott Smith, President

ATTEST:

By:  /s/ THEODORE M. WRIGHT

Theodore M. Wright, Secretary